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                                                                     EXHIBIT 23
                         INDEPENDENT AUDITORS' CONSENT


Plan Administrator
Kirby 401(k) Plan:


We consent to the incorporation by reference in the registration statement No. 33-57625 on Form S-8 of Kirby Corporation of our report dated June 12, 2001 related to the statements of net assets available for benefits (modified cash basis) of the Kirby 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended and the related supplemental schedule, which report appears in the December 31, 2000 annual report on Form 11-K of the Kirby 401(k) Plan.

                                                             KPMG LLP


Houston, Texas
June 28, 2001